				EXHIBIT 99.1
Estimated Ranges
(See text for additional information)
	1Q 2009			Full Year 2009
Daily Production
Natural Gas (MMcfd)
United States	1,152	-	1,202	1,115	-	1,180
Canada	210	-	220	205	-	235
Trinidad	218	-	258	230	-	260
Other International	12	-	17	11	-	15
Total	1,592	-	1,697	1,561	-	1,690

Crude Oil and Condensate (MBbld)
United States	33.9	-	36.3	40.0	-	46.0
Canada	2.5	-	3.5	3.5	-	4.5
Trinidad	2.6	-	3.2	2.5	-	3.5
Total	39.0	-	43.0	46.0	-	54.0

Natural Gas Liquids (MBbld)
United States	15.0	-	19.0	18.0	-	20.0
Canada	0.8	-	1.0	0.8	-	1.0
Total	15.8	-	20.0	18.8	-	21.0

Natural Gas Equivalent Volumes (MMcfed)
United States	1,445	-	1,534	1,463	-	1,576
Canada	230	-	247	231	-	268
Trinidad	234	-	277	245	-	281
Other International	12	-	17	11	-	15
Total	1,921	-	2,075	1,950	-	2,140

Operating Costs
Unit Costs ($/Mcfe)
Lease and Well	$ 0.75	-	$ 0.79	$ 0.75	-	$ 0.80
Transportation Costs	$ 0.33	-	$ 0.38	$ 0.34	-	$ 0.40
Depreciation, Depletion and Amortization	$ 1.92	-	$ 1.98	$ 1.94	-	$ 2.01

Expenses ($MM)
Exploration, Dry Hole and Impairment	$ 110.0	-	$ 120.0	$ 440.0	-	$ 480.0
General and Administrative	$ 60.0		$ 66.0	$ 235.0		$ 260.0
Gathering and Processing	$ 9.0	-	$ 13.0	$ 39.0	-	$ 46.0
Capitalized Interest	$ 10.0	-	$ 14.0	$ 49.0	-	$ 53.0
Net Interest	$ 18.0	-	$ 22.0	$ 75.0	-	$ 84.0

Taxes Other Than Income (% of Revenue)	5.5%	-	8.0%	5.5%	-	8.0%

Income Taxes
Effective Rate	35%	-	45%	35%	-	45%
Deferred Ratio			<10%			<10%

Capital Expenditures ($MM) - FY 2009:
- Exploration and Development, excluding Acquisitions				Approximately		$ 2,850
- Gathering, Processing and Other				Approximately		$ 250

Pricing - Refer to I.(b) Benchmark Commodity Pricing in text
Natural Gas ($/Mcf)
Differentials (include the effect of physical contracts)
United States - below NYMEX Henry Hub	$ 0.55	-	$ 0.75	$ 0.55	-	$ 0.70
Canada - below NYMEX Henry Hub	$ 0.20	-	$ 0.40	$ 0.42	-	$ 0.60

Realizations
Trinidad	$ 1.00	-	$ 1.45	$ 1.35	-	$ 1.55
Other International	$ 5.85	-	$ 7.85	$ 5.50	-	$ 6.25

Crude Oil and Condensate ($/Bbl)
Differentials
United States - below WTI	$ 8.00	-	$ 12.00	$ 8.25	-	$ 9.50
Canada - below WTI	$ 5.50	-	$ 7.50	$ 4.65	-	$ 6.50
Trinidad - below WTI	$ 8.50	-	$ 12.50	$ 8.50	-	$ 12.50